EX10_PCOV

WASHINGTON REAL ESTATE INVESTMENT TRUST

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 2005

November 1, 2005

EX10_PTOC

EX 10_P

Washington Real Estate Investment Trust

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This is the Washington Real Estate Investment Trust Supplemental Executive Retirement Plan (the “Plan”), as adopted effective January 1, 2005. The Plan is intended to provide selected executives of Washington Real Estate Investment Trust (“WRIT”) with supplemental retirement benefits that are reflective of their special contributions to the success of WRIT and that are competitive with the compensation of similarly-situated executive positions.

This Plan is intended to be an unfunded plan maintained by WRIT primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in sections 201(2), 301(3) and 401(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is also intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE I. DEFINITIONS

When used herein, the following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

1.1    “Account” means the bookkeeping account maintained for each Participant on the books of WRIT to which Employer Allocations, and earnings and losses, thereon, are credited.

1.2    “Annual Allocation Rate” means the percentage of a Participant’s annual base salary that will be allocated to the Plan shown in Appendix A.

1.3    “Beneficiary” means the Participant’s spouse or other person or persons designated by the Participant in the manner prescribed by the Committee to receive his Account balance under the Plan, in the event of his death prior to full payment of his Account balance. If a Participant has no spouse and makes no effective Beneficiary designation, then the Participant’s Beneficiary shall be the Participant’s estate.

1.4    “Board” means the Board of Trustees of WRIT.

1.5    “Code” means the Internal Revenue Code of 1986, as amended.

1.6    “Committee” means the individual or committee appointed by WRIT to administer this Plan.

1.7    “Date of Participation” means the date an Employee becomes a Participant in the Plan, as set forth in Section 2.1.

1.8    “Effective Date” means January 1, 2005.

1.9    “Employee” means an Officer or other executive employee of WRIT.

1.10    “Employer Allocation” means an amount allocated to the Participant’s Account in accordance with Section 3.1.

1.11    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.12    “Investment Funds” means the investment vehicles selected by the Committee to be used as measurements for the returns on Participants’ Accounts, as provided in Article III.

1.13    “Officer” means an Employee who is a corporate officer of WRIT.

1.14    “Participant” means an Employee who becomes a Participant as provided in Section 2.1.

1.15    “Plan” means the Washington Real Estate Investment Trust Supplemental Executive Retirement Plan, as set forth herein and as it may be amended from time to time.

1.16    “Plan Year” means the calendar year, beginning with calendar year 2005.

1.17    “Prohibited Competition” means the Participant’s employment by, service as a director of, or provision of consulting services to, any real estate investment trust located within a reasonable commuting distance (as determined by the Committee in its sole discretion) of WRIT or the residence of the Participant at the time of his termination of employment with WRIT, during the 24-month period that begins upon the Participant’s voluntary termination of employment with WRIT, other than his retirement on or after his 65th birthday.

1.18    “Savings Plan” means the Washington Real Estate Investment Trust Employees’ 401(k) Plan, a qualified plan under section 401(k) of the Code which includes a qualified cash or deferred arrangement under section 401(a) of the Code.

1.19    “Total and Permanent Disability” means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as a result of which the Participant is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of WRIT.

ARTICLE II. ELIGIBILITY AND PARTICIPATION

2.1    Participation. An Employee shall become a Participant upon his designation and approval for participation by the Board. Employees who have been designated and approved as Participants and their Dates of Participation are listed in Appendix A.

2.2    Cessation of Participation. A Participant shall cease to be a Participant on the earlier of the following dates: (a) the date of his termination of employment for any reason, or (b) the date the Board determines that he shall no longer be a Participant. A Participant whose participation is terminated shall nevertheless remain entitled to receive the vested balance of his Account (as determined under Article IV) in accordance with Article VI.

ARTICLE III. PARTICIPANTS’ ACCOUNTS

3.1    Employer Allocation. WRIT shall allocate to each Participant’s Account for each calendar month, or portion thereof, in which an Employee is a Participant an amount equal to the product of “A” and “B”, where:

“A” equals the Participant’s monthly rate of base salary as of the first of that month, and

“B” equals 1/12 of the Annual Allocation Rate shown in Appendix A.

3.2    Crediting of Accounts. Employer Allocations under Section 3.1 shall be credited to the respective Accounts of the Participants for whom they are made as soon as practicable after the beginning of the calendar month to which they relate, or at such subsequent date during the Plan Year as the Committee, at its discretion, determines is most practicable.

3.3 Investment Elections. In accordance with Article V, the Committee shall select Investment Funds to be used as measurements of investment returns on the Participants’ Accounts, which

Investment Funds shall be similar to the Investment Funds available under the Savings Plan. A Participant may specify the percentage of Employer Allocations to his Account to be credited with the investment returns earned by each such Investment Fund by filing an investment election form with the Committee in accordance with procedures established by the Committee. These procedures shall be similar to those used under the Savings Plan. The Participant may change his Investment Fund selections for future Employer Allocations, or for amounts already credited to his Account, in accordance with procedures established by the Committee that are similar to those used under the Savings Plan. Notwithstanding the foregoing, WRIT reserves the right to disregard the Participant’s investment selections to the extent necessary to avoid adverse tax consequences. In addition, prior to the establishment of the Investment Funds, the Committee shall credit or debit a Participant’s Account with the investment returns determined by reference to a recognized index or a reasonable interest rate selected by the Committee in its discretion.

3.4 Crediting of Investment Returns to Accounts. The Committee shall credit or debit each of the Participant’s Account with the investment returns attributable to the balance of that Account, to the extent practicable, at the times such investment returns are credited or debited under the trust accounts established in accordance Article V.

ARTICLE IV. VESTING

4.1    Conditional Vesting Schedule. Subject to the forfeiture provisions of Sections 4.3 and 4.4, a Participant shall become 100% vested in his Account Balance on the first to occur of the following events:

4.1.1    the Participant’s attainment of age 55 and completion of 20 years of continuous employment with WRIT, if the Participant is employed by WRIT on such date;

4.1.2    in the case of a Participant whose Date of Participation is January 1, 2006 or earlier, the tenth anniversary of his continuous employment with WRIT; or.

4.1.3    in the case of a Participant whose Date of Participation is after January 1, 2006, the tenth anniversary of his Date of Participation, provided he has been continuously employed by WRIT from his Date of Participation through the tenth anniversary of such date.

4.2    Events of Unconditional Vesting. Notwithstanding anything in this Article IV to the contrary, a Participant shall be 100% vested in his Account upon the earliest to occur of the following events:

4.2.1    the Participant’s 65th birthday, if the Participant is employed by WRIT on such date;

4.2.2    the Participant’s death, if the Participant dies while employed by WRIT or following his retirement or voluntary termination on or after an event of conditional vesting under Section 4.1 without having engaged in Prohibited Competition;

4.2.3    the date the Participant sustains a Total and Permanent Disability, if the Participant terminates employment with WRIT on account of such Total and Permanent Disability;

4.2.4    the involuntary discharge of the Participant by WRIT, other than for “cause,” as defined in Section 4.5; or

4.2.5    if a Participant has retired or otherwise voluntarily terminated employment before his 65th birthday or after conditionally vesting in his Account under Section 4.1, the Participant’s completion of the 24-month period following such retirement or other employment termination without having engaged in Prohibited Competition.

4.3    Prohibited Competition Following Retirement or Voluntary Termination of Employment. Notwithstanding Section 4.1, a Participant who retires or otherwise voluntarily terminates his employment with WRIT on or after an event of conditional vesting under Section 4.1, and thereafter engages in Prohibited Competition shall forfeit his entire Account. Such forfeiture shall occur as of the first day the Participant engages in Prohibited Competition.

4.4    Termination by WRIT For Cause. Notwithstanding Section 4.1, if a Participant is discharged from employment for “cause,” as defined in Section 4.5, his entire Account shall be forfeited upon the date of his discharge.

4.5    Cause Defined. For purposes of this Plan, “cause” means any of the following:

4.5.1    commission by a Participant of a felony or crime of moral turpitude

4.5.2    conduct by a Participant in the performance of his duties which is illegal, dishonest, fraudulent or disloyal;

4.5.3    the breach by a Participant of any fiduciary duty the Participant owes to WRIT; or

4.5.4    gross neglect of duty or poor performance by the Participant which is not cured to the reasonable satisfaction of WRIT within 30 days of the Participant’s receipt of written notice from WRIT advising the Participant of said gross neglect or poor performance.

4.6    Committee Determination. The Committee in its sole discretion shall determine the application of the “for cause” conditions of the Plan.

ARTICLE V. FUNDING

5.1    Funding. WRIT shall establish a grantor trust for the purpose of maintaining Participant Accounts. The trust so created shall conform to the terms of the model trust provided by the Internal Revenue Service as described in Revenue Procedure 92-64. Investment allocations shall be determined and maintained in accordance with Section 3.3. Notwithstanding the establishment of such trust, it is the intention of WRIT and the Participants that the Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Plan constitutes a mere promise by WRIT to pay benefits in the future. To the extent that any Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of WRIT.

ARTICLE VI. PAYMENT OF BENEFITS

6.1    Early Retirement or Voluntary Termination of Employment. If a Participant retires or otherwise voluntarily terminates employment after conditionally vesting in his Account under the provisions of Section 4.1, but prior to his 65th birthday, and does not engage in Prohibited Competition following such early retirement or other voluntary termination during the 24-month period following the date of such termination, he shall be entitled to receive the entire balance of his Account upon unconditionally vesting in his Account under Section 4.2.4. Such benefits shall be paid, or shall begin to be paid, as soon as administratively practicable after the completion of such 24-month period in the manner determined under Section 6.6. If, however, the Participant dies during such 24-month period following his termination without having engaged in Prohibited Competition, his Beneficiary shall be paid the entire balance of his Account as soon as administratively practicable following his death.

6.2    Retirement On or After Age 65. If a Participant retires or otherwise terminates employment on or after his 65th birthday, he shall be entitled to receive the entire balance of his Account as of the date six months after the date of his retirement. Such benefits shall be paid, or shall begin to be paid, as soon as administratively practicable after the expiration of such six-month period in the manner determined under Section 6.6. If, however, the Participant dies during the six-month period following his retirement, his Beneficiary shall be paid the entire balance of his Account as soon as practicable after his death.

6.3    Termination of Employment on Account of Death. If a Participant’s employment terminates on account of death, his Beneficiary shall be paid the entire balance of his Account as soon as administratively practicable following his death.

6.4    Termination of Employment on Account of Total and Permanent Disability. A Participant who terminates employment on account of Total and Permanent Disability shall be entitled to receive the entire balance of his Account as of his termination of employment. Such benefits shall be paid as soon as administratively practicable after his termination in the manner determined under Section 6.6.

6.5    Involuntary Discharge By WRIT Other Than For “Cause”. If a Participant is involuntarily discharged by WRIT other than for “cause” as defined in Section 4.5, he shall be entitled to receive the entire balance of his Account no sooner than the date which is six months after the date of his discharge and as soon as administratively practicable thereafter. Such benefits shall be paid as soon as administratively practicable after the expiration of such six-month period in the manner determined under Section 6.6. If the Participant dies during such six-month period, his Beneficiary shall be paid the entire balance of his Account as soon as practicable after his death.

6.6    Form of Payment. All payments to a Participant (or a Participant’s beneficiary, in the event of the Participant’s death) of the balance of the Participant’s Account shall be made in the form of a single cash lump sum, as of the date the Participant is entitled to receive the balance of his Account as determined under this Article VI, except as otherwise provided in this Section 6.6.

6.6.1    Installment Payment Option. If the Participant has made a valid and irrevocable election to receive all or a portion of his Account in substantially equal monthly installments (adjusted to reflect earnings through the date of payment) over a period of 10 years, that portion of his Account to which his election applies shall begin to be paid as of the date on which he would have been entitled to receive the entire balance of his Account, but for his election, and shall continue to be paid in monthly installments until all installments have been paid and the Account is exhausted or the date of the Participant’s death, if sooner. In the event of the Participant’s death with any balance remaining in his Account, the balance shall be paid in a cash lump sum to the Participant’s Beneficiary as soon as practicable after the Participant’s death.

6.6.2    Election Requirements. An election of installment payments shall be valid only if such election is made:

6.6.2.1    within 30 days after the date the Participant first becomes eligible to participate in the Plan;

6.6.2.2    only with respect to that portion of the Participant’s Account that is attributable to Employer Allocations made for Plan Years beginning after the Plan Year during which such election is made; or

6.6.3.3    at least 12 months before the cash lump sum otherwise would have been paid and results in the deferral of the first installment payment for a period of at least five years from the date such cash lump sum would have been paid.

Notwithstanding anything in this Section 6.6 to the contrary, an election to receive installment payments in lieu of a cash lump sum shall be valid only to the extent such election shall not cause the Plan to violate section 409A of the Code.

ARTICLE VII. ADMINISTRATION

7.1    Plan Interpretation. The Committee shall have the authority to interpret the Plan and to determine the amount and time of payment of benefits and other issues arising in the administration of the Plan. Any construction or interpretation of the Plan and any determination of fact in administering the Plan made in good faith by the Committee shall be final and conclusive for all Plan purposes.

7.2    Claims Procedure.

7.2.1    Initial Determination. Upon presentation to the Committee of a claim for benefits under the Plan, the Committee shall make a determination of the validity thereof. If the determination is adverse to the claimant, the Committee shall furnish to the claimant within 90 days after the receipt of the claim a written notice setting forth the following:

a)    the specific reason or reasons for the denial;

b)    specific references to pertinent provisions of the Plan on which the denial is based;

c)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

d)    a description of the Plan’s review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination.

If it is necessary to extend the period of time for making a decision beyond 90 days after the receipt of the request, the claimant shall be notified in writing of the extension of time prior to the beginning of such extension. In no event shall the extension exceed a period of 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.

7.2.2    Appeal Procedure. In the event of a denial of a claim, the claimant or his duly authorized representative may appeal such denial to the Committee for a full and fair review of the adverse determination. The claimant’s request for review must be in writing and made to the Committee within 60 days after receipt by the claimant of the written notification described in Section 7.2.1; provided, however, that such 60-day period shall be extended if circumstances so warrant. The claimant or his duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and may submit written comments, documents, records and other information relating to his claim, which shall be given full consideration by the Committee in its review. The Committee may, in its sole discretion, conduct a hearing. A request for a hearing made by the claimant will be given full consideration. At such hearing, the claimant shall be entitled to appear and present evidence and be represented by counsel.

7.2.3    Decision on Appeal. A recommendation on a request for review shall be made by the Committee to the Board, and a decision shall be made by the Board not later than 60 days after receipt of the request; provided, however, in the event of a hearing or other special circumstances, such decision shall be made not later than 120 days after receipt of such request. If it is necessary to extend the period of time for making a decision beyond 60 days after the receipt of the request, the claimant shall be notified in writing of the extension of time prior to the beginning of such extension. The Board’s decision on review, if adverse to the claimant, shall state in writing the specific reasons and references to the Plan provisions on which it is based. Such decision shall be promptly provided to the claimant.

7.2.4    Arbitration. In the event that the Board’s decision on review is adverse to the claimant, the claimant or his duly authorized representative may appeal such decision by submitting a request for arbitration to the American Arbitration Association within 60 days after receipt by the claimant of the written notification described in Section 7.2.3. Such appeal shall be adjudicated in Washington, D. C. by a single independent arbitrator pursuant to the Employee Benefits Plan Claims Arbitration Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on all parties hereto and judgment may be entered in any court having jurisdiction. Each party shall bear its own costs in any arbitration proceeding held hereunder and the parties shall share the cost of the arbitrator.

ARTICLE VIII. MISCELLANEOUS

8.1    No Effect on Employment Rights. Nothing contained herein will confer upon any Participant the right to be retained in the service of WRIT nor limit the right of WRIT to discharge any Participant.

8.2    Spendthrift Provisions. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and WRIT shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the Plan.

8.3    Governing Law. The Plan is established under and will be construed according to the laws of the State of Maryland (without regard to its conflict of laws provisions), to the extent that such laws are not preempted by ERISA and valid regulations promulgated thereunder.

8.4    Incapacity of Recipient. In the event a Participant is declared incompetent and a conservator or other person legally charged with the care of the person or the estate of such Participant is appointed, any benefits under the Plan to which such Participant is entitled shall be paid to the conservator or other person legally charged with the care of such Participant. Except as provided in the preceding sentence, should the Committee, in its discretion, determine that a Participant is unable to manage his personal affairs, the Committee may make distributions to any person for the benefit of such Participant, provided the Committee makes a reasonable good faith judgment that such person shall expend the funds so distributed for the benefit of such Participant.

8.5    Taxes. Any taxes imposed upon a Participant as a result of his participation in the Plan shall be the sole responsibility of the Participant. WRIT shall have the right to deduct from the Participant’s compensation or any payment made pursuant to this Plan any federal, state, local or other taxes required to be deducted or withheld from such compensation or payment, as the Committee may determine in its sole discretion.

8.6    Amendment or Termination. WRIT reserves the right to amend or terminate the Plan by or pursuant to action of the Board when, in the sole opinion of WRIT, an amendment or termination is advisable. Any amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of the resolution. No amendment or termination of the Plan shall directly or indirectly deprive any Participant of all or any portion of the Participant’s Account considered to be vested under the Plan before the date of amendment or termination. Further, no amendment or termination of the Plan shall cause benefits under the Plan to be distributed except at the time and in the form provided under Article VI. Notwithstanding the preceding sentence, however, if the Plan is terminated under circumstances with respect to which an acceleration of benefit payments would be permitted under final regulations issued by the U.S. Department of Treasury under section 409A of the Code, WRIT reserves the discretion to distribute benefits in accordance with the requirements of such regulations.

8.7    Entire Agreement. Except with respect to any retirement plan maintained or contributed to by WRIT for the benefit of a substantial number of its full-time employees, this Plan constitutes the entire agreement and understanding between WRIT and the Participants with respect to the provision of retirement benefits to the Participants.

8.8    Severability. If any provision of this Plan conflicts with the law under which the Plan is to be construed or is determined to be invalid or unenforceable by any court of competent jurisdiction or an arbitrator, such provision shall be deleted from the Plan and the Plan shall be construed to give full force and effect to the remaining provisions thereof.

8.9    Construction. The masculine gender shall include the feminine and the singular the plural, unless the context clearly requires otherwise.

To record its adoption of the Plan, Washington Real Estate Investment Trust has caused its authorized officers to affix its corporate name and seal this 19 day of November, 2005.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:	/s/ Laura M. Franklin
Title:	Corporate Secretary

Appendix A

Designated Participants

Participant Name	Date of Participation	Annual Allocation Rate
George McKenzie	January 1, 2005	19.0%

Laura Franklin	January 1, 2005	13.0%

Tom Regnell	January 1, 2005	16.0%

Sara Grootwassink	January 1, 2005	9.5%

Brad Cederdahl	January 1, 2006	13.5%

David DiNardo	July 1, 2005	15.5%

Chris Mundy	January 1, 2006	14.5%